CONTACT

Investors:	Media:	Media:
Laurie Berman	Sallie Olmsted	Gary Holmes
PondelWilkinson Inc.	Rogers & Cowan	The Nielsen Company
For Rentrak Corporation	For Rentrak Corporation	Tel: 646-654-8975
Tel: 310-279-5962	Tel: 310-854-8124	Email: gary.holmes@neilsen.com
Email: lberman@pondel.com	Email: solmsted@rogersandcowan.com

RENTRAK TO HAVE GLOBAL FOOTPRINT WITH ACQUISITION OF NIELSEN EDI

Transaction Solidifies Rentrak’s Position as World’s Premier Provider
of Real-Time Theatrical Box Office Ticket Sales Data

PORTLAND, Ore. and HOLLYWOOD, Calif. (December 15, 2009) — Rentrak Corporation (Nasdaq: RENT), a leader in multi-screen media measurement serving the entertainment and advertising industries, and The Nielsen Company, today announced that the companies have signed a definitive agreement under which Rentrak will acquire Nielsen EDI, a global leader in measurement, information and research solutions for the motion picture industry from The Nielsen Company.  The transaction, which is expected to close in the first calendar quarter of 2010, is subject, in some jurisdictions, to consultation with employee representative bodies and other regulatory requirements.  As part of the transaction, Nielsen will also enter into a long term data license agreement with Rentrak for continued access to certain box office sales information for certain of its existing products and services that currently use or feature such data.

Nielsen EDI, which will be integrated into Rentrak’s AMI division and its Box Office Essentials™ business, captures theatrical box office results from more than 50,000 movie screens in 14 countries.  The combination will provide box office results for the United States, Canada, Australia, Argentina, Brazil, France, Germany, Hong Kong, India, Japan, Korea, Mexico, Russia, Spain and the United Kingdom, covering 90% of the global theatrical box office market.

“This strategic transaction will provide Rentrak with a substantial global platform, further enabling our ability to provide robust measurement capabilities and analytics to entertainment, media and advertising companies throughout the world, and from which to pursue new business opportunities,“ said Bill Livek, Rentrak’s Chief Executive Officer.

“While EDI has been an important part of the Nielsen portfolio, this transaction allows our entertainment group to focus on its core businesses and those parts of the company that are most aligned with our long-term strategy.  Nielsen remains committed to increasing its understanding of the connected consumer, with a special focus on the relationship between media consumption and consumer purchase behavior,” said Eric Weinberg, President, Nielsen Entertainment.

“Overseas box office continues to be a major contributor to movie receipts and is an important facet of our strategy to solidify Rentrak’s position as the ‘gold standard’ for worldwide, real-time measurement of theatrical box office ticket sales,” added Ron Giambra, Rentrak’s Executive Vice President, Theatrical Worldwide.  “With the encouragement of our studio partners, our strategic geographic expansion will provide a truly unified view of the global motion picture consumer.”

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Rentrak to Have Global Footprint with Acquisition of Nielsen EDI
December 15, 2009

About The Nielsen Company
The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek).  The privately held company is active in approximately 100 countries, with headquarters in New York, USA.  For more information, please visit, www.nielsen.com.

About Box Office Essentials
Box Office Essentials provides each studio with password-protected, real-time, web browser-based and 24/7 access to data pertaining specifically to their movie release titles.  A sophisticated toolset allows studio distribution executives to view and analyze the information at different levels of detail and across a multitude of attributes (by theatre circuit, DMA, time zone, etc.), enhancing their ability to make faster, and better informed decisions.  Additional features include online school calendars (K-12 and college), interactive release schedule and 24-hour subscriber support.

About Rentrak Corporation
Rentrak Corporation is an industry-advancing media measurement and research company, serving the most recognizable names in the entertainment industry.  Reaching across numerous platforms including box office, home entertainment, on-demand and linear television, broadband and mobile, Rentrak provides unique and actionable insight for our clients and partners.  From the introduction of our revolutionary Pay-Per-Transaction® distribution and revenue-sharing system, which equipped Rentrak with the intelligence and ability to deal with large, complex data streams, to the company’s exclusive Essentials™ suite of services, Rentrak has redefined digital audience measurement.  Rentrak is headquartered in Portland, Oregon, with additional offices in Los Angeles, New York City and Miami/ Ft. Lauderdale.  For more information on any of Rentrak’s services, please visit www.rentrak.com.

Safe Harbor Statement
When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements.  Such statements relate to, among other things, that Rentrak is creating attractive value for its shareholders and is well positioned for sustainable long-term growth and profitability; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements.  Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2009 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission.  Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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